Exhibit 99.1
News Release FOR IMMEDIATE RELEASE

Media and Financial Contact:
Gentry Brann
225.987.7372
gentry.brann@shawgrp.com

Shaw and Exelon Join NET Power to Develop
Next-Generation Power Technology

BATON ROUGE, La., June 6, 2012 – The Shaw Group Inc. (NYSE: SHAW) today announced it is teaming up with NET Power LLC and Exelon to develop a new technology for gas-fired power generation that could result in major benefits for electricity producers and consumers, energy security and the environment.

The new technology, called NET Power, is based on a high-pressure, supercritical carbon dioxide oxyfuel power cycle, which produces cost-effective electric power with little to no air emissions. Unlike other power generation technologies that release emissions to the atmosphere or employ expensive, add-on carbon capture systems, the primary byproduct of NET Power is pipeline quality, high-pressure carbon dioxide. The carbon dioxide can be used for enhanced oil recovery, which can potentially greatly increase reliable reserves of oil in the United States and around the world, while sequestering carbon dioxide below ground. The revenues generated from carbon dioxide sales, added to the revenues from the sale of electricity, can significantly improve the value of the NET Power plant for its owners.

Shaw will acquire a substantial ownership position in NET Power LLC, the developer of the technology, and will have exclusive worldwide rights to engineer, procure and construct NET Power plants. Exelon, the largest competitive power generator in the United States, will provide and obtain permitting for a small-scale testing site, test and commission the facility, market its output, supply fuel and provide other operations and maintenance support. Exelon will have options for the first full-scale commercial plants when development is complete. The team is working with a leading global manufacturer to design, develop and manufacture an innovative turbine for this new technology.

The initial application of NET Power will be based on a natural gas fueled turbine. Future variants of NET Power are expected to be capable of using coal as the fuel source with existing, commercially available gasifiers. The coal application is expected to yield similarly excellent environmental and cost benefits.

"This next-generation technology, which was invented and is being developed here in the United States, will be of great interest to both electricity-generating utilities, as well as oil recovery and exploration companies,” said J.M. Bernhard Jr., Shaw’s chairman, president and chief executive officer. “In addition to being an emissions-free option for power generation investments created by large natural gas reserves in the United States, NET Power technology could aid in the recovery of 500 billion to 1 trillion barrels of oil worldwide. The innovative process effectively addresses carbon capture, making this an ideal solution for clean, responsible and cost-effective energy production.”

As milestones are completed for the four phases of the project, Shaw will invest up to $50.4 million in cash and in-kind services and will acquire up to 50 percent of NET Power LLC. Phases 1 and 2 involving front end engineering and combustor rig testing are expected to be completed in 2012. Phase 3, expected to be completed in mid-2014, involves the construction and commissioning of a 25MW small-scale natural gas plant that will capture all emissions and will generate revenue from the sale of electricity and carbon dioxide for enhanced oil recovery. Development of the first full-scale commercial natural gas plant is expected to begin in late 2014 or early 2015.

“We are extremely pleased to partner with Shaw to develop this important technology,” said Bill Brown, NET Power’s chief executive officer. “As a leading global engineering and construction services firm, Shaw will help us deliver the promise of NET Power – substantially cheaper, truly clean electricity – to all corners of the world.”

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2011 annual revenues of $5.9 billion, Shaw has approximately 27,000 employees around the world and is a power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com.

NET Power LLC is a Durham, N.C.-based company owned by 8 Rivers Capital LLC, the inventor and early developer of the NET Power technology. NET Power LLC is commercializing its novel thermodynamic cycle, a platform technology with broad applications across the energy industry. Part of NET Power LLC is beneficially owned by Duke University. For more information, please visit NET Power’s website at www.NETPowerllc.com.

###

This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward-looking statements include assumptions about our operations, such as cost controls and market conditions, that may not be realized. Actual future results and financial performance could vary significantly from those anticipated in such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011, our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2011, and February 29, 2012, and other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings.

As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.